 Exhibit 4.23

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM
THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY
CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

  Execution Version

LICENSE AGREEMENT

BY AND BETWEEN

SEARCHLIGHT PHARMA INC.

AND

SOL-GEL TECHNOLOGIES LTD.

i

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 5, 2023 (“Effective Date”) between Sol-Gel Technologies Ltd., with a principal place of business at 7 Golda Meir St. Ness Ziona Israel (“Sol-Gel”), and Searchlight Pharma Inc., with a principal place of business at 1600 Notre-Dame Street West, Suite 312, Montreal, Quebec, H3J 1M1, Canada (“SLP”). Sol-Gel and SLP may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sol-Gel is the owner of, or otherwise controls, the Licensed Technology in the Territory (each as defined below);

WHEREAS, SLP is interested in obtaining an exclusive license to Develop and Commercialize the Licensed Product in the Territory (each as defined below); and

WHEREAS, the Parties desire for Sol-Gel to grant such license to SLP to Develop and Commercialize the Licensed Product in the Territory, all under the terms and conditions as set forth in this Agreement.

NOW THEREFORE, the Parties agree as follows:

ARTICLE I.

DEFINITIONS
Section 1.01 “Accounting Standards” means the then-current International Financial
Reporting Standards, as consistently applied.

Section 1.02 “Additional MOQ Period” means the consecutive [***] ([***]) Year periods, following the Initial MOQ Period during the Term of this Agreement.

Section 1.03 “Affiliate” means, with respect to an entity, any corporation or other business entity controlled by, controlling, or under common control with such entity, with “control” meaning (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, the applicable entity (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) or (b) possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise.

Section 1.04 “Business Day” means a day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions in Toronto, Ontario, Canada and Montreal, Quebec, Canada, are authorized or required by Law to remain closed.

Section 1.05 “Canada” shall mean Canada, its provinces and territories.

Section 1.06 “CMO” means a contract manufacturing organization identified and introduced to SLP by Sol-Gel or independently identified by SLP.

Section 1.07 “Commercialization” or “Commercialize” means, with respect to a pharmaceutical product, any and all activities directed to the marketing, promotion, importation, distribution, pricing, reimbursement approval, offering for sale and/or sale of such pharmaceutical product. Commercialization shall exclude Development and Manufacturing.

Section 1.08 “Commercialization Plan” means the plan setting out activities to be undertaken by SLP in Commercializing the Licensed Product in the Field in the Territory following initial Regulatory Approval, attached hereto as Exhibit B.

Section 1.09 “Commercially Reasonable Efforts” means, with respect to a Party’s performance of obligations under this Agreement, the carrying out of such obligations in a sustained and diligent manner, using efforts and resources that are consistent with the efforts and resources typically used by [***] with respect to the Development or Commercialization of products of similar market potential, profit potential and strategic value and of a stage in Development or product life, including the use of reasonably necessary personnel, based on conditions then prevailing and taking into account issues of safety and efficacy, product profile, difficulty in Developing such product, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary position of such product, the regulatory structure involved and the potential profitability of such product, as applicable, but without regard for any payment obligations under this Agreement, [***].

Section 1.10 [***].

Section 1.11 “Confidential Information” means, subject to Section 11.02, Know-How, the terms of this Agreement, and any technical, scientific, trade, research, manufacturing, business, financial, compliance, marketing, product, supplier, intellectual property or other information that may be disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form.

Section 1.12 “Controls”, “Controlled” means, with respect to a Party, and any Know- How, Patent Right, Regulatory Documents or other intellectual property right, that such Party or any of its Affiliates has the ability (other than pursuant to a license granted to such Party under this Agreement) to grant to the other Party a license or sublicense to, and other applicable rights (including without limitation sharing such Know-How, Patent Right, Regulatory Documents with licensees and Third Parties) with respect to, such Know-How, Patent Right, Regulatory Documents or other intellectual property right without violating the terms of any pre-existing agreement with any Third Party or any applicable Law and without the need for any consent (or further consent) from such Third Party.

Section 1.13 “Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method and a Patent Right, that, in the absence of ownership of, or a license granted under, a claim in such Patent Right, the manufacture, use, offer for sale, sale or importation of such product or composition or the practice of such technology, process or method would infringe such claim (directly, indirectly by contributory infringement or by inducement to infringe) or, in the case of a claim of a pending patent application, would infringe such claim if it were to issue as a claim of an issued patent.

Section 1.14 “Develop” or “Development” means pre-clinical research and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority, including without limitation (i) clinical trials of a pharmaceutical compound or product, investigator sponsored trials and registry studies; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials or obtain Regulatory Approval of a pharmaceutical product; (iii) activities relating to the development of chemistry, manufacturing, and controls data. Development shall include clinical trials initiated prior to or following receipt of Regulatory Approval, but shall exclude Manufacturing and Commercialization.

Section 1.15 “Dollars” or “$” means the legal tender of the U.S.

Section 1.16 “Drug Approval Application” means a submission or application to be filed with the Regulatory Authority in accordance with applicable Law for the purpose of obtaining marketing approval for a pharmaceutical product in the Territory, including a New Drug Submission or an application for a Drug Identification Number (“DIN”).

Section 1.17 “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

Section 1.18 “Field” means the treatment, prevention, cure, or amelioration of Acne vulgaris (or within the acne indication, as approved by the Regulatory Authority) in humans.

Section 1.19 “First Commercial Sale” means, with respect to the Licensed Product, the first [***] sale of the Licensed Product in the Territory to a Third Party after [***]. For clarity, [***] shall not be deemed “First Commercial Sale”.

Section 1.20 “Generic Product” means, with respect to a Licensed Product, any pharmaceutical product that (a) has the same active ingredients as the Licensed Product; (b) is approved by [***] on the basis of [***]; and, (c) is approved by the Regulatory Authority in the Territory in the Field.

Section 1.21 “Governmental Authority” means any federal, national, multinational, state, provincial, territorial, county, city or local government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of any national, multinational, provincial, territorial, county, city or local government.

Section 1.22 “Initial MOQ Period” means the initial period of [***] ([***]) Years commencing as of the First Commercial Sale.

Section 1.23 “Know-How” means trade secrets, data, chemical and biological materials, formulations, information, documents, studies, results, data, regulatory approvals, regulatory filings and related correspondence (including DMFs), including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, formulations, samples, whether or not patented or patentable.

Section 1.24 “Law” means any law, statute, rule, regulation, policy, guidance, order, judgment, standard or ordinance of any Governmental Authority.

Section 1.25 “Licensed Know-How” means all Know-How that is Controlled by Sol- Gel or any of its Affiliates during the Term of the Agreement and is in Sol-Gel’s reasonable judgment, necessary or useful for the use or Commercialization of the Licensed Product in the Field in the Territory. Licensed Know-How does not include [***].

Section 1.26 “Licensed Patent Rights” means any Patent Rights owned or Controlled by Sol-Gel or any of Sol-Gel’s Affiliates during the Term of the Agreement that Cover the [***], including those set forth in Exhibit A. Licensed Patent Rights does not include [***].

Section 1.27 “Licensed Product” means Sol-Gel’s proprietary topical product containing an antibiotic-free, fixed dose combination of microencapsulated tretinoin 0.1% and microencapsulated benzoyl peroxide 3% as the main active ingredients, known and intended to be marketed under the name “Twyneo”.

Section 1.28  “Licensed Technology” means Licensed Know-How and Licensed Patent Rights.

Section 1.29          “Licensed Trademark” means “Twyneo®” as set forth in Exhibit A.

Section 1.30          “M&A Know-How” [***].

Section 1.31  “M&A Patents” [***].

Section 1.32 “Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, exporting, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

Section 1.33 “Net Sales” means the gross amount [***] from the sale, lease or other transfer or provision of Licensed Products to [***] for consideration (the “Gross Sales”), reduced by [***]:

(a)          [***]

(b)          [***]

(c)          [***]

(d)          [***]

(e)          [***]

(f)          [***]

If non-monetary consideration is received by a SLP Entity for the Licensed Product, the average price charged for such Licensed Product will be calculated [***], as applicable, [***], or in the absence of such [***].

Section 1.34 “Patent Right(s)” means all rights under any patent or patent application, certificate of inventions, application for certificate of invention or priority patent filing in the Territory or under any international convention or treaty, including any patents issuing on such patent applications, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

Section 1.35   “PMPRB” means the Patented Medicine Prices Review Board of Canada.

Section 1.36 “PMPRB Reference Countries” means the countries listed in the schedule to the Patented Medicines Regulations SOR/94-688, as may be amended. The current countries are Australia, Belgium, France, Germany, Italy, Japan, the Netherlands, Norway, Spain, Sweden, and the United Kingdom.

Section 1.37 “Regulatory Approval” means, with respect to a particular regulatory jurisdiction, an approval, notice of compliance, license, registration or authorization of any Governmental Authority that provides marketing approval for the commercial sale, or reimbursement approval, of a pharmaceutical product in one or more specified indications in such regulatory jurisdiction.

Section 1.38 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including Health Canada and any other applicable Governmental Authority in the Territory having jurisdiction over pharmaceutical products.

Section 1.39 “Regulatory Documents” means, (i) (a) all submissions to Regulatory Authorities in the Territory, including, without limitation, all applications (including Drug Approval Applications), submissions, registrations, licenses, authorizations, approvals (including Regulatory Approvals) and marketing or regulatory exclusivities, including, without limitation, all INDs, NDAs, sNDAs, CTAs, all and any aggregate safety reports, NDSs, SNDSs, CMC Data, drug master files, filings with PMPRB, filings for listing with Canadian provincial drug plans; (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data, results, analyses, publications, and reports contained or referred to in any of the foregoing; as well as (ii) all submissions to the Pharmaceutical Advertising Advisory Board and Ad Standards or any other regulator responsible for advertising, as well as all filings for listings with private payers. For the avoidance of doubt, Regulatory Documents include Regulatory Approvals and Regulatory Filings.

Section 1.40 “Regulatory Filings” means all applications, filings, dossiers, Regulatory Documents, Regulatory Approvals, and the like submitted to a Regulatory Authority for the purpose of Developing, Manufacturing or Commercializing the Licensed Product, including obtaining Regulatory Approval from that Regulatory Authority. Regulatory Filings include all INDs, CTAs, Drug Approval Applications and other Regulatory Approval (including reimbursement approval) submissions.

Section 1.41 “SLP Entity” means, as applicable, (a) SLP, (b) any of SLP’s Affiliates.
SLP shall be responsible for the breach of this Agreement by any SLP Entity.

Section 1.42 “SLP Regulatory Documents” means Regulatory Documents Controlled by SLP at any time during the Term that relate to a Licensed Product in the Territory.

Section 1.43 “Sol-Gel Entity” means, as applicable, (a) Sol-Gel or (b) any of Sol-Gel’s Affiliates. Sol-Gel shall be responsible for the breach of this Agreement by any Sol-Gel Entity.

Section 1.44 “Sol-Gel Regulatory Documents” means Regulatory Documents Controlled by Sol-Gel [***] that relate to a Licensed Product.

Section 1.45 “Supply Agreement” means [***].

Section 1.46 “Target Price” means the target net-selling price of the Licensed Product set forth in Exhibit C.

Section 1.47  Territory” means Canada.

Section 1.48 “Third Party” means any person or entity other than the Parties and their Affiliates.

Section 1.49 “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

Section 1.50 “U.S.” or “United States” means the United States of America, including its districts, territories and possessions.

Section 1.51 “Year” means a consecutive twelve-month period beginning as of the date of First Commercial Sale of the Licensed Product in the Territory.

Additional Defined Terms	Section
Abandoned Patent Rightst	Section 8.02
Additional Term	Section 13.01
Alliance Manager	Section 3.11
Arbitration Request	Section 14.01(a)
Bankrupt Party	Section 13.034
Breaching Party	Section 13.02
Commercialization Plan	Section 5.01
Event of Bankruptcy	Section 13.04(a)
Executive Officer	Section 3.067
Government Official	Section 10.04(a)
Indemnified Party	Section 12.03
Indemnifying Party	Section 12.03
Infringement Activity	Section 8.03(a)
Infringement Action	Section 8.03(b)
Initial Term	Section 13.01
Inventions	Section 8.01(c)
JSC	Section 3.01
Key Regulatory Submissions	Section 4.01(a)
Losses	Section 12.01
Minimum Orders	Section 5.01
Non-breaching Party	Section 13.02
Other Covered Party	Section 10.04
Other Party	Section 13.04(a)
Payment	Section 7.10(a)
Public Statement	Section 11.04
Publication	Section 11.05
Recipient	Section 11.02
Representatives	Section 11.01
Revised Financial Terms	Section 4.03(b)
Rules	Section 14.01
Safety Data Exchange Agreement	Section 9.02
Severed Clause	Section 16.03
[***]	Section 5.01
[***]	Section 5.01
SLP Indemnitee	Section 12.01
SLP Trademark	Section 8.01(c)
Sol-Gel Indemnitee	Section 12.02
Sol-Gel Product Data	Section 4.02
Sol-Gel Recommended CMO[***]	Section 6.01
Term	Section 13.01
Withholding Tax Action	Section 7.10(c)

Section 1.52 Interpretation. (a) Whenever any provision of this Agreement uses the word “including,” “include,” “includes,” or “e.g.,” such word shall be deemed to mean “including without limitation” and “including but not limited to”; (b) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the Schedules and the Exhibits to this Agreement, and the terms and conditions incorporated in such recitals and Schedules and Exhibits, shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Schedules and Exhibits and the terms and conditions incorporated in such recitals and Schedules and Exhibits; provided that, in the event of any conflict between the terms and conditions of the body of this Agreement and any terms and conditions set forth in the recitals, Schedules or Exhibits, the terms of the body of this Agreement shall control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern; (g) this Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles and Schedules in this Agreement are to Sections, Articles, Exhibits and Schedules of and to this Agreement; (i) any reference to any Law shall mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) references to a Party’s knowledge shall be taken to refer to the actual knowledge of such Party’s CEO and his/her direct reports as of the Effective Date; (l) the captions and table of contents used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits or limitations; and (m) the word “year” means any consecutive twelve (12) month period, unless otherwise specified.

ARTICLE II.

LICENSES

Section 2.01 Grants of Licenses; Limitation.

(a)          Subject to the terms and conditions of this Agreement, Sol-Gel hereby grants to SLP and SLP’s Affiliates (i) an exclusive (including as to Sol-Gel and its Affiliates), royalty- bearing, transferable (subject to Section 15.01 (Assignment)) license solely during the Term under the Licensed Technology solely to Develop, have Developed, register, have registered, use, have used, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell, have sold, and otherwise exploit or have exploited the Licensed Product in the Field in the Territory; (ii) an exclusive, transferable (subject to Section 15.01 (Assignment)) license to use the Licensed Trademark in connection with the Licensed Product in the Territory; and (iii) a non-exclusive transferable (subject to Section 15.01 (Assignment)) license to use [***] that are non-exclusively licensed to a Third Party. The license granted in this Section 2.01 may be sublicensed by SLP pursuant to a separate written agreement to a Third Party [***]. Any sublicense granted shall be made subject to the terms and conditions of this Agreement and require a sublicensee to be bound by the terms of this Agreement. Any breach by a sublicensee of such terms and conditions of this Agreement as applicable to a sublicensee in such sublicense agreement shall be deemed to be a breach by SLP under this Agreement. Promptly after the execution of any sublicense agreement, SLP shall notify Sol-Gel and provide Sol-Gel with a copy of such agreement, [***]. No such sublicense shall relieve SLP of any of its obligations or responsibilities under this Agreement.

(b)          As between the Parties, all rights not expressly licensed to SLP under the Licensed Technology in Section 2.02(a) shall be retained by Sol-Gel, including the right to Develop, Manufacture and Commercialize the Licensed Product outside the Territory, and the right to Develop and Manufacture the Licensed Product anywhere in the world (including within the Territory) for use outside the Territory and for use within the Territory after the termination or expiration of this Agreement.

(c)          SLP agrees that neither it, nor any of its Affiliates, shall offer to sell or otherwise provide the Licensed Products to any Third Party if SLP or its relevant Affiliates, knows, or has reason to believe, that the Licensed Products offered for sale, sold or provided to such Third Party would be sold or transferred outside the Territory.

Section 2.02 Competing Product. During the Term[***].

ARTICLE III.

GOVERNANCE

Section 3.01  General.    Within [***] days following the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”) to facilitate the exchange of information and cooperation between the Parties with respect to the Development and Commercialization of the Licensed Product in the Field in the Territory. The JSC shall have decision-making authority with respect to the matters within its purview to the extent expressly provided herein.

Section 3.02  Plans, Forecasts and Activities. At least [***] weeks in advance of each meeting of the JSC, SLP shall provide the JSC with [***].

Section 3.03  Joint Steering Committee.

(a)	The JSC shall:

(i)	monitor and discuss the Commercialization Plan;

(ii)          monitor and discuss the progress of the Development and Commercialization of the Licensed Product in the Field in the Territory;

(iii)          monitor and discuss the written sales forecasts and descriptions of anticipated resources provided to the JSC pursuant to Section 3.02 (Plans, Forecasts and Activities);

(iv)          monitor and discuss the pricing of the Licensed Product in all PMPRB Reference Countries (both current and proposed countries);

(v)          serve as a forum for exchanging information regarding the conduct of the Development and Commercialization of the Licensed Product in the Field in the Territory;

(vi)          serve as a form for exchanging information regarding Manufacturing of the Licensed Product;

(vii)          serve as a forum for exchanging information regarding the prosecution, maintenance and issuance of the Licensed Patent Rights, as well as the patent listing activities specified in Section 8.06;

(viii)	discuss whether to create any additional subcommittee(s) or working group(s);

(ix)	serve as a forum to facilitate dispute resolution; and

(x)	perform such other duties as are specifically assigned to the JSC under this Agreement.

Section 3.04 Membership. The JSC shall be composed [***] representatives from [***], each of which representatives shall be of the seniority and experience appropriate for service on the JSC in light of the functions, responsibilities and authority of such committee and the status of activities within the scope of the authority and responsibility of such committee. Each Party may replace any of its representatives on the JSC at any time with written notice to the other Party; provided that such replacement meets the standard described in the preceding sentence. Each Party’s representatives and any replacement of a representative shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in Article XI (Confidentiality). Each Party may invite [***] of its or its Affiliates’ employees as required or useful to discuss the applicable agenda items. The JSC shall appoint a chairperson from among its members, with the first chairperson of the JSC being a representative of [***]. Each chairperson (whether initially appointed or any successor therefor) shall serve a term of [***], at which time, the JSC shall select a successor chairperson who is a representative of the Party other than the Party represented by the outgoing chairperson (e.g., the second chairperson of the JSC shall be a representative of [***], the third chairperson of the JSC shall be a representative of [***], etc.). Within  [***] days following each JSC meeting, the chairperson shall circulate to all committee members a draft of the minutes of such meeting. The JSC shall then approve, by mutual agreement, such minutes within [***] days following circulation. No chairperson of the JSC shall have any greater authority than any other representative of such committee.

Section 3.05 Meetings.

(a)          The JSC shall hold an initial meeting within [***] days after its formation or as otherwise agreed by the Parties. Thereafter, unless the Parties otherwise agree, the JSC shall meet at least [***]. Each such meeting may be in person, by video, by teleconference, or by any other agreed upon means. Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JSC meetings.

Section 3.06 JSC Decision Making. All decisions of the JSC shall be made by [***], and shall be set forth in minutes approved by both Parties. If the JSC is unable to reach agreement on any matter within [***] after a matter is referred to it or first considered by it, such matter shall be referred to the Executive Officers for resolution in accordance with Section 3.07 (Executive Officers; Disputes).

Section 3.07 Executive Officers; Disputes. Each Party shall ensure that an executive officer is designated for such Party at all times during the Term for dispute resolution purposes (each such individual, such Party’s “Executive Officer”), and shall promptly notify the other Party of its initial, or any change in its, Executive Officer. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the Executive Officers, who shall attempt in good faith to resolve such dispute.

Section 3.08 Final Decision-Making Authority. If the Parties are unable to resolve a given dispute within the purview of the JSC within [***] after referring such dispute to the Executive Officers pursuant to Section 3.07 (Executive Officers; Disputes), then, subject to

Section 3.09 (Limitations on Decision-Making):

(a)          [***].

(b)          [***]

(c)          Any decision made by [***]shall be deemed to be a decision of the JSC.

Section 3.09 Limitations on Decision-Making.

(a)          Neither Party shall have the deciding vote on, and the JSC shall have no decision- making authority regarding, any of the following matters:

(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***];

(v)	[***];

(vi)	[***];

or

(vii)	[***]
.
(b)          The decision-making Party shall make its decision in good faith, subject to the terms and conditions of this Agreement.

(c)          In no event may the decision-making Party [***].

(d)          In no event may [***].

(e)          In no event may [***].

(f)          [***].

Section 3.10 Scope of Governance. Notwithstanding the creation of the JSC or anything to the contrary in this Article III (Governance), each Party shall retain the rights, powers and discretion granted to it under this Agreement, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by such committee.

Section 3.11 Alliance Managers. Each of the Parties shall appoint a single individual to manage Development, Manufacturing and Commercialization obligations between the Parties under this Agreement (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers may attend any JSC meetings. Each Alliance Manager shall be a non-voting participant in such Committee and Subcommittee meetings, unless s/he is also appointed a member of the JSC; provided, however, that an Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Party’s Alliance Manager and any substitute for an Alliance Manager shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in Article XI (Confidentiality). Each Alliance Manager will also:

(a)          plan and coordinate cooperative efforts and internal and external communications; and

(b)          facilitate the governance activities hereunder and the fulfillment of action items resulting from JSC meetings.

ARTICLE IV.

REGULATORY; TECHNOLOGY SHARING
Section 4.01          Regulatory Responsibility.

(a)          SLP shall be responsible for preparing, obtaining, and maintaining all Regulatory Filings and Regulatory Approvals and conducting communications with the Regulatory Authorities in the Territory. Without limiting the foregoing, SLP shall have sole responsibility for seeking Regulatory Approval in Canada, and shall use Commercially Reasonable Efforts to obtain such Regulatory Approval. For clarity, SLP shall have no obligation to conduct any pre-clinical testing or clinical studies. All Regulatory Approvals in the Territory shall be held in the name of SLP, who shall be the Marketing Authorization Holder (“MAH”) and the importer of record, and SLP shall maintain the right to transfer the Regulatory Approvals to an Affiliate. SLP shall provide Sol-Gel with copies of all [***] (collectively, the “Key Regulatory Submissions”) prior to submission to a Regulatory Authority and Sol-Gel shall have [***], or a shorter time period if required by Law, from receipt of such Key Regulatory Submissions to provide comments. SLP shall reasonably consider and, if reasonable, in SLP’s sole judgment, incorporate such comments, prior to submission to the Regulatory Authority.

(b)          Sol-Gel shall provide timely support and consult SLP in its efforts to perform its obligations set forth in section 4.01(a) above. In support of SLP’s preparation of any Regulatory Filing with respect to the Licensed Product in the Field in the Territory, to the extent required and upon SLP’s written request, Sol-Gel shall provide SLP access to a complete electronic copy of and a right of reference to all current and as updated (i) Regulatory Documents Controlled by any Sol- Gel Entity (including those generated by any of Sol-Gel’s licensees that are Controlled by Sol- Gel) that are related to the Licensed Product in the Field, and (ii) any other information requested by Regulatory Authorities in the Territory in connection with SLP’s Regulatory Filings solely to the extent (A) Controlled by the Sol-Gel Entities, and (B) subject to Sol-Gel’s Commercially Reasonable Efforts to obtain, and Sol-Gel’s actual obtaining of the prior written consent of any Sol-Gel Entities’ Third Party licensees, in each case ((i) through (ii)) to the extent permitted by applicable Law, and if applicable by the agreements entered between Sol-Gel Entities and its licensees. Without limiting the foregoing, Sol-Gel shall (i) provide SLP with the Key Regulatory Submissions filed for the product in the United States that corresponds to the Licensed Product in both word and pdf format which are within its Control, and with respect to which it has the contractual rights to share with SLP; (ii) perform Commercially Reasonable Efforts to assist SLP with causing the manufacturers of the API for the Licensed Product to file electronic drug master files with the Regulatory Authority in the Territory in order to permit SLP to reference such information in the Licensed Product submission; and (iii) perform Commercially Reasonable Efforts to assist with SLP with causing the manufacturers of the API for the Licensed Product to provide SLP with any required documentation as requested by the Regulatory Authority in order to comply with Laws.

(c)          [***] in conducting its regulatory responsibilities under this Section 4.01, and will [***] [***]. All Third Party vendors and their activities require advance approval [***].

Section 4.02 Technology Sharing.

(a)          Sol-Gel shall provide to SLP all data and documents Controlled by the Sol-Gel Entities and related to the Licensed Product that are reasonably necessary for SLP to Commercialize Licensed Product in the Territory, including Licensed Know-How, regulatory data, and clinical data. Throughout the Term, Sol-Gel shall provide SLP with an update of any material regulatory developments (e.g., NDA or NDS filed, meetings with Regulatory Authority, or Regulatory Approval) relating to a Licensed Product made by Sol-Gel, or Sol-Gel’s Affiliates or licensees, and upon SLP’s request, Sol-Gel shall make available to SLP copies of Regulatory Documents, clinical and preclinical data, and efficacy, safety and pharmacovigilance data, in each case that are related to Licensed Product in the Field and Controlled by the Sol-Gel Entities or any of their licensees (collectively, the “Sol-Gel Product Data”), to the extent (i) such Sol-Gel Product Data are reasonably necessary for any SLP Entity to Commercialize the Licensed Product in the Field in the Territory in accordance with this Agreement and are Controlled by the Sol-Gel Entities,

(ii) such Sol-Gel Product Data are required by Regulatory Authority in the Territory in connection with the Commercialization of Licensed Product in the Field in the Territory and are Controlled by the Sol-Gel Entities, or (iii) subject to Sol-Gel’s exercise of Commercially Reasonable Efforts to obtain, and Sol-Gel’s actual obtaining of, the prior written consent of any Sol-Gel Entities’ licensee, such Sol-Gel Product Data are required by Regulatory Authority in the Territory in connection with the Commercialization of Licensed Product in the Field in the Territory and are Controlled by any such Third Party licensee.

(b)          SLP shall make available to Sol-Gel copies of SLP Regulatory Documents, clinical and preclinical data, and efficacy, safety and pharmacovigilance data, in each case that pertain to Licensed Product and are Controlled by a SLP Entity or its sub-contractor (collectively, the “SLP Product Data”), to the extent such SLP Product Data are reasonably necessary for Sol-Gel, its Affiliates or (sub)licensees to exercise its retained rights. SLP hereby grants to Sol-Gel and Sol- Gel’s Affiliates or licensees a right to access, use and reference the SLP Product Data in any Regulatory Filing made by Sol-Gel (or its Affiliates or (sub)licensees as the case may be) pertaining to Licensed Product in connection with the exercise of its retained rights. Without limiting the foregoing, SLP shall provide to the appropriate regulatory contacts as set out in the Safety Data Exchange Agreement, copies of any annual or other periodic reports required to be submitted to any Regulatory Authority regarding the progress of any post-marketing requirements with respect to Regulatory Approval for the Licensed Product.

Section 4.03 Licensed Product Pricing.

(a)          SLP, in consultation with Sol-Gel, will be responsible for obtaining and maintaining any pricing approvals required or offered by PMPRB to market and sell the Licensed Products in the Territory, including but not limited to compliance with Patent Act, R.S.C., 1985, c. P-4, and Patented Medicines Regulations, and, if applicable, for negotiations with governmental and private insurance payors.

(b)          The JSC will review and discuss the list price of the Licensed Product in all (current proposed, and then-current) PMPRB Reference Countries. Sol-Gel will share with the JSC the information regarding the pricing of the Licensed Product in the (current, proposed and any then- current) PMPRB Reference Countries Controlled by Sol-Gel Entities, provided that it is legally and contractually permitted to share such information. [***].

(c)          In the event that PMPRB requires a payment in respect of excess revenues generated through the sales of the Licensed Product in the Territory or the Parties agree to a payment of excess revenues by way of a voluntary compliance undertaking to resolve any investigation by the PMPRB, then (i) if such payment is required [***]; and (ii) if such payment is required in any other case, [***].

Section 4.04 Generic Products. SLP will in no event during the Term or at any time after expiration or termination of this Agreement seek Regulatory Approval for or otherwise engage in the Development, Manufacture, and/or Commercialization of (i) any pharmaceutical product which uses the Licensed Product as a reference listed drug as defined in the Food and Drug Regulations (C.R.C., c. 870 as amended); or (ii) any Generic Product, [***].

ARTICLE V.

COMMERCIALIZATION

Section 5.01 General; Diligence.  SLP shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Territory for use in the Field, which efforts shall include, without limitation, (i) taking all actions set forth in Exhibit B (the “Commercialization Plan”), and (ii) purchasing annual minimum amounts of Licensed Product (“Minimum Orders”). Exhibit D sets forth the Minimum Orders to be purchased by SLP during the Initial MOQ Period. Thereafter [***]. Notwithstanding the foregoing, the Parties shall consult with each other through the JSC prior to taking any action in connection with the Commercialization of the Licensed Product in the Territory which would reasonably be expected to prevent or adversely affect in any material respect the ability of the other Party to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize or otherwise exploit the Licensed Product outside of the Territory at any time or inside the Territory after termination or expiration of this Agreement in the case of Sol-Gel, or within the Territory during the Term in the case of SLP. If SLP orders less than the Minimum Order Quantities of Licensed Product for a particular Year during the Term (such period, [***]), then no later than [***] days following the conclusion of such Shortfall Period, SLP shall either [***].

Section 5.02 Exceptions to Minimum Order Requirement. Notwithstanding any provision to the contrary set forth in this Agreement, any failure of SLP to comply with its obligations under Section 5.01 with respect to the Licensed Product will be excused, including but not limited to any [***], to the extent that such failure results solely from  [***] subject to SLP’s use of Commercially Reasonable Efforts to [***].

Section 5.03 Compliance with Law. SLP shall bear all responsibility for complying with all applicable Law in connection with its Commercialization of the Licensed Product in the Territory. Without limiting the foregoing, SLP shall bear all responsibility for (i) ensuring compliance of all marketing and promotional materials which SLP distributes in connection with Commercialization of the Licensed Product in the Territory, and (ii) complying with all reporting requirements under applicable Law.

ARTICLE VI.

MANUFACTURE AND SUPPLY

Section 6.01  SLP, through [***] CMO[***], shall have sole control over the Manufacturing of the Licensed Product inside or outside the Territory for purposes of Commercialization in the Field in the Territory during the Term. As of the Effective Date, Sol-Gel has qualified one CMO for supply of the Licensed Product in the United States [***] (“Sol-Gel Recommended CMO[***]”). Sol-Gel shall assist and cooperate with SLP’s efforts to [***]. Sol-Gel shall assist and cooperate with SLP’s efforts to enter into a Supply Agreement during the Term with the Sol-Gel Recommended CMO[***]and Sol-Gel shall grant the Sol-Gel Recommended CMO[***] all the rights necessary to Manufacture and supply the Licensed Product to the Territory and to share with SLP all chemistry, manufacturing and controls documentation and other validation documentation and any other product development documentation related to the non-Territory versions of the Licensed Product Controlled by Sol-Gel, including but not limited to provision of [***]. Sol-Gel shall have a right of approval to qualify any additional non-Sol-Gel Recommended CMO to supply the Licensed Product in the Territory. In the event [***], Sol-Gel at SLP's expense will use Commercially Reasonable Efforts to assist SLP in either [***].

ARTICLE VII.

PAYMENTS
Section 7.01  Upfront Payment. Within [***] following the Effective Date, and receipt of an invoice therefor, SLP shall pay Sol-Gel a one-time, non-creditable, non- refundable upfront payment of Two Hundred Fifty Thousand Dollars ($250,000), by wire transfer.

Section 7.02  Regulatory and PMPRB Milestone Payments.

(a)          Within [***] days following [***], SLP shall pay Sol-Gel a further one-time, non-refundable, non-creditable payment of [***]

(b)          Within [***] days following the later of [***] , and [***] , SLP shall pay Sol-Gel, upon receipt of an invoice therefor, a further one-time, non- refundable, non-creditable payment of [***].

(c)          Within [***]following either [***] ;or (ii) [***], SLP shall pay Sol-Gel, upon receipt of an invoice therefore, a further one-time, non-refundable, non-creditable payment of [***].

Section 7.03 Sales Milestone Payments. SLP shall pay to Sol-Gel the following one- time payments after the first achievement of Net Sales of Licensed Product in a calendar year period in the Territory that meet or exceed the minimum annual Net Sales thresholds set forth below, which payment shall be made no later than [***]after receipt of an invoice therefor pursuant to Section 7.06:

Annual Net Sales Threshold	Payment Amount
Equal to or greater than $[***]	$[***]
Equal to or greater than $[***]	$[***]
Equal to or greater than $[***]	$[***]
Equal to or greater than $[***]	$[***]

For clarity, each milestone payment in this Section 7.03 (Sales Milestone Payments) shall be payable only once, upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent calendar years. The Net Sales of Licensed Product in a calendar year shall be aggregated within such calendar year for purposes of determining whether any milestone in the table above has been met. If more than one of the milestones set forth in the table above are first achieved in a single calendar year, then SLP shall pay to Sol-Gel in such calendar year all of the payments corresponding to all of the milestones achieved in such calendar year under this Section 7.03 (Sales Milestone Payments).

Section 7.04 Royalties.

(a)          SLP agrees to pay to Sol-Gel, on a calendar quarterly basis, a royalty payment based on annual Net Sales of the Licensed Product for each calendar year as set forth below:

(i)          An amount equal to [***]percent ([***]%) of the first [***] aggregate Net Sales in such calendar year;

(ii)          An amount equal to [***]percent ([***]%) on the portion of Net Sales exceeding [***]dollars ($[***]) in aggregate Net Sales in such calendar year up to and including aggregate Net Sales of [***]Dollars ($[***]) in such calendar year; and

(iii)          An amount equal to [***]percent ([***]%) on the portion of Net Sales exceeding [***]($[***]) in such calendar year.

(b)          Notwithstanding the provisions of Section 7.04(a) (Royalties), after [***], the following changes to the royalties shall apply:

(i)          [***], the royalty rates payable by SLP under Section 7.04(a) (Royalties) for the Territory for the remainder of the Term shall be equal to [***]; and
(ii)          [***].

(c)          To the extent [***]to enter into a license agreement under Patent Rights from any Third Party(ies) that would be infringed by [***] Development use or Commercialization of the Licensed Product in the Field in the Territory and [***]obtains such a license, [***]may offset [***]% such payments from the royalty payments otherwise due to Sol-Gel by SLP under this Section 7.04 (Royalties).

Section 7.05 Payments due to Patents Abandonment. In the event that Sol-Gel elects not to continue to maintain all Licensed Patent Rights covering the Licensed Product in the Territory, and following such election, [***], Sol-Gel shall pay to SLP the following one-time payments after [***], in a calendar year period as set forth below, which payment shall be made no later than [***]after receipt of an invoice therefor pursuant to Section 7.06:

Year of [***]	Compensation Amount
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

Section 7.06 Royalty and Sales Milestone Payments and Reports.

(a)          During the Term, SLP agrees to provide [***]written reports to Sol-Gel within [***]days after the end of each calendar [***], covering all [***], each such written report stating for the period in question [***]. Such report shall include written notice of any occurrence of the milestones set forth in Section 7.03. Upon receipt of such report, Sol-Gel shall remit an invoice to SLP for payment of the applicable Sales Milestone Payment (Section 7.03) or applicable Royalty Payment (Section 7.04).

(b)          SLP shall make the Sales Milestone Payments and Royalty Payments due hereunder within [***]days after receipt of an invoice from Sol-Gel pursuant to Section 7.06(a).

(c)          SLP, at its sole option, may elect to set off any Royalty or Sales Milestone Payment amounts owing to Sol-Gel throughout the Term by the value of any payments that may become payable to SLP pursuant to Section 7.05.

Section 7.07 Recordkeeping. Each SLP Entity shall keep accurate records of Licensed Product that is made, used or sold under this Agreement, in accordance with the Accounting Standards consistently applied, for a period of at least [***]after the end of the calendar year to which the records relate, setting forth the sales of Licensed Product in sufficient detail to enable royalties and other amounts payable to Sol-Gel hereunder to be determined. Each SLP Entity further agrees to permit its books and records to be examined (i) by an independent accounting firm selected by Sol-Gel and reasonably acceptable to SLP no more than [***], to verify any reports and payments delivered under this Agreement during the [***]most recently-ended calendar years, during regular business hours and to commence on a date that is mutually agreeable to both Sol-Gel and SLP but is to commence within [***]days of the examination request by Sol-Gel and subject to a reasonable confidentiality agreement. The Parties shall reconcile any underpayment or overpayment within [***] days after the accounting firm delivers the results of any audit. Such examination is to be made at the expense of [***]  or more during the periods being audited, in which case reasonable audit fees for such examination shall be paid by [***].

Section 7.08 Currency Conversion. Wherever it is necessary to convert currencies for Net Sales invoiced in a currency other than the Dollar, such conversion shall be made into Dollars at the conversion rate published by the Bank of Canada using the simple average of the published rate during the applicable calendar quarter or, if such rate is unavailable, a substitute therefor reasonably selected by Sol-Gel. All payments due to Sol-Gel under this Agreement shall be made without deduction of exchange, collection or other charges. Once the amount of Net Sales paid to Sol-Gel in respect of a particular calendar quarter has been converted into Dollars, such amount of Dollars shall be used for the purpose of calculating the total amount of Net Sales during the calendar year that includes such calendar quarter.

Section 7.09 Methods of Payment. All payments due under this Agreement shall be made in U.S. Dollars by wire transfer to a bank account of Sol-Gel or SLP as applicable.

Section 7.10 Taxes.

(a)          General. The milestones, royalties and other amounts payable by SLP to Sol-Gel pursuant to this Agreement (each, a “Payment”) will be paid free and clear of any and all taxes, except for any withholding taxes required by applicable Law. Except as provided in this Section 7.10 (Taxes), [***]will be solely responsible for paying any and all taxes (other than withholding taxes required by applicable Law to be deducted from Payments and remitted by SLP) levied on account of, or measured in whole or in part by reference to, any Payments it receives.

(b)          Withholding Tax. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts in accordance with applicable Law to eliminate or reduce to the extent possible, withholding taxes and similar obligations on payments made under this Agreement. [***]. Notwithstanding the foregoing, if Sol-Gel is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to SLP or the appropriate Governmental Authority (with the assistance of SLP to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve SLP of its obligation to withhold such tax and SLP will apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that SLP has received evidence, in a form reasonably satisfactory to SLP, of Sol-Gel’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***]days prior to the time that the Payments are due. If, in accordance with the foregoing, SLP withholds any amount, it will pay to Sol-Gel the balance when due, make timely payment to the proper taxing authority of the withheld[***].

(c)          No Withholding Tax Adjustment. In the event that any Payment is subject to a deduction or withholding of tax (each, a “Withholding Tax Action”), then notwithstanding Section 7.10(a), the payment by SLP (in respect of which such deduction or withholding of tax is required to be made) shall be treated for all purposes of this Agreement has having been paid to Sol-Gel in respect of which such deduction and withholding was made by SLP.

Section 7.11 Invoices. Any invoice which Sol-Gel delivers to SLP under this Agreement may be delivered by email to apdept@searchlightpharma.ca (which email address may be changed by SLP from time to time upon written notice to Sol-Gel), with a hard copy confirmed by mailing to:

Attention: Accounts Payable
Searchlight Pharma Inc.
1600 Notre-Dame Street West, Suite 312
Montreal, Quebec, H3J 1M1
Canada

(which addresses may be changed by SLP from time to time upon written notice to Sol-Gel).

Section 7.12 Late Payments. If Sol-Gel does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Sol- Gel from the due date until the date of payment at the [***]as reported by The Wall Street Journal from time to time, plus [***]per annum or the maximum applicable legal rate, if less. The interest payment shall be due from the day the original payment was due until the day that the payment was received by Sol-Gel; provided, that, with respect to any bona fide disputed payments, [***], calculated from [***].

ARTICLE VIII.

INTELLECTUAL PROPERTY
Section 8.01 Ownership of Intellectual Property

(a)          Sol-Gel shall retain sole and exclusive ownership of all rights, title and interests in and to the Licensed Technology.

(b)          Subject to Section 8.01(c), ownership of Trademarks, developments or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by or on behalf of either Party during the Term in the course of performing activities under this Agreement, and any and all intellectual property rights therein (“Inventions”) will be determined based on the principles of inventorship in accordance with United States patent laws.

(c)          Notwithstanding Section 8.01(b), and regardless of inventorship, any and all Inventions, Patents Rights and Know-How that (i) relate to the Licensed Product and/or the composition, use, administration, formulation or other aspect thereof, (ii) are developed or generated by or on behalf of Sol-Gel or any of its Affiliates or jointly developed or generated by or on behalf of both Parties, (iii) relate to or are developed with the use of or reference to, incorporate and/or rely upon Sol-Gel’s Confidential Information or the Licensed Technology, and all intellectual property rights therein; and/or (iv) improve upon and/or are derived from Sol-Gel’s Confidential Information or the Licensed Technology or any SLP Product Data, (“Sol-Gel Inventions”) shall be owned exclusively and solely by Sol-Gel. SLP hereby assigns and shall assign to Sol-Gel all of its rights, title and interests it may have in and to all Sol-Gel Inventions, without any remuneration or compensation. SLP shall, and shall cause each of its employees, contractors, and agents to, cooperate with Sol-Gel and take all reasonable actions and execute such agreements, declarations, assignments, legal instruments and documents as may be reasonably required to perfect Sol-Gel’s right, title and interest in and to the Sol-Gel Inventions. In the event that SLP is required to register a new Trademark related to the Licensed Product because the Regulatory Authority in the Territory rejects the use of the Licensed Trademark, Sol-Gel shall have the first option to pay for and assume all expenses related to the registration and maintenance of such Trademark and such new Trademark shall be included in this Agreement as a Licensed Trademark. If Sol-Gel declines to pay and assume expenses related to such Trademark, then such Trademark shall be owned by SLP. In the event that SLP elects to register a new Trademark related to the Licensed Product, SLP shall be responsible for, and shall pay for all expenses related to the registration and maintenance of such Trademark and SLP shall own such Trademark (the "SLP Trademark").

(d)          Sol-Gel hereby grants SLP, during the Term only, a non-exclusive, royalty-bearing, transferable (subject to Section 15.01) license under all Sol-Gel Inventions solely to Develop and Commercialize the Licensed Product in the Field in the Territory, subject to and in accordance with the terms of this Agreement, and any Patent Rights which are part of the Sol-Gel Inventions shall be treated a part of the Licensed Patent Rights and any Know-How which are part of the Sol- Gel Inventions shall be treated a part of the Licensed Know How.

Section 8.02 Prosecution of Patent Rights. Sol-Gel shall be responsible for and have sole control over, at its cost, the preparation, filing, prosecution and maintenance of all Licensed Patent Rights in Sol-Gel’s name in the Territory. Sol-Gel will: (i) instruct such patent counsel to provide SLP with copies of all filings and formal correspondences relating to such Licensed Patent Rights in the Territory and (ii) keep SLP advised of the status of actual and prospective patent filings related to the Licensed Product in the Territory. Sol-Gel will give SLP the opportunity to provide and will reasonably consider comments on the preparation, filing, prosecution and maintenance of the Licensed Patent Rights in the Territory. Sol-Gel, reserves the sole right to make all final decisions regarding the preparation, filing, prosecution and maintenance of the Licensed Patent Rights. Each Party will treat any consultation regarding the preparation, filing, prosecution and maintenance of such Licensed Patent Rights, along with any information disclosed by each Party in connection therewith (including any information concerning patent expenses), as part of Sol-Gel’s Confidential Information. Sol-Gel may elect at its sole discretion not to continue to seek or maintain any Licensed Patent Rights covering the Licensed Product in the Territory [***] jurisdiction. In such case, Sol-Gel will provide SLP with [***] days advance written notice of its intention to abandon such Licensed Patent Rights. If Sol-Gel elects not to continue to seek or maintain any Licensed Patent Rights covering the Licensed Product in the Territory for any other reason (the "Abandoned Patent Rights"), then Sol-Gel shall provide SLP with timely notice with respect to its decision, and will provide SLP with a reasonable opportunity to assume responsibility for the continued prosecution and maintenance of such Licensed Patent Rights at its own cost, in the name of SLP, and Sol-Gel will free of charge assign and transfer to SLP the ownership and interest in such Licensed Patent Rights.

Section 8.03 Enforcement.

(a)          If either Party becomes aware of any Third Party activity, including any Development activity (whether or not an exemption from infringement liability for such Development activity is available under applicable Law), that infringes (or that is directed to the Development of a product that would infringe) a Licensed Patent Right, then the Party becoming aware of such activity shall give prompt written notice to the other Party regarding such alleged infringement or misappropriation (collectively, “Infringement Activity”).

(b)          During the Term, and provided that SLP is not then in material breach of the Agreement, SLP shall have the first right, but not the obligation, to attempt to resolve any Infringement Activity related to the Licensed Patent Rights in the Territory by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice. SLP shall (i) keep Sol-Gel reasonably informed regarding such infringement or misappropriation suit (including by providing Sol-Gel with drafts of each filing within a reasonable period before the deadline for such filing and promptly providing Sol- Gel with copies of all final filings and correspondence), and (ii) consult with SLP on such infringement or misappropriation suit. If SLP notifies Sol-Gel that SLP will not take steps to enforce the Licensed Patent Rights in the Territory against Infringement Action, or fails to resolve such Infringement Activity in the Territory, or to initiate a suit with respect thereto by the date that is [***]days before any deadline for taking action to avoid any loss of material enforcement rights or remedies, then, Sol-Gel will have the right, but not the obligation, to attempt to resolve such Infringement Activity by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice.

(c)          Any amounts recovered by a Party as a result of an action pursuant to Section 8.03(b), whether by settlement or judgment, shall be allocated first to the reimbursement of any expenses incurred by the Party bringing such action, and then to the reimbursement of any expenses incurred by the other Party in such action, and any remaining amounts shall be retained by the enforcing Party; however, any amounts recovered by SLP, after reimbursement or deduction of costs and expenses incurred by each Party in connection with such infringement or misappropriation suit[***].

(d)          In any event, at the request and expense of the Party bringing an infringement or misappropriation action under Section 8.03(b), the other Party shall provide reasonable assistance in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and be joined as a party to the suit if necessary for the initiating or defending Party to bring or continue such suit. Neither Party may settle any action or proceeding brought under Section 8.03(b), or knowingly take any other action in the course thereof, in a manner that materially adversely affects the other Party’s interest in any Licensed Patent Rights without the written consent of such other Party. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit or other action instituted by the other Party pursuant to Section 8.03(b).

Section 8.04 Defense of Third Party Infringement and Misappropriation Claims.

(a)          If a Third Party asserts that a Patent Right or other right Controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement or a Party becomes aware of a Patent Right or other right that might form the basis for such a claim, the Party first obtaining knowledge of such a claim or such potential claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail. The Parties shall discuss what commercially appropriate steps, if any, to take to avoid infringement or misappropriation of said Third Party Patent Right or other right controlled by such Third Party in the Territory.

(b)          If a Third Party asserts that a Patent Right or other right Controlled by it in the Territory is infringed or misappropriated by the Manufacture, use, or Commercialization of Licensed Product, SLP shall have the first right, but not the obligation, to resolve any such claim, whether by obtaining a license from such Third Party or by defending itself against such Third Party assertion. SLP shall be solely responsible for its defense of such action. SLP shall keep Sol- Gel reasonably informed regarding such assertion and such defense. Subject to Sol-Gel’s indemnification obligations under Section 12.01, SLP shall bear all costs incurred in connection with its defense of any such Third Party assertion.

Section 8.05 Notice of Actions; Settlement. SLP shall promptly inform Sol-Gel of any action or suit relating to Licensed Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Licensed Patent Rights, including but not limited to appeals, without the prior written consent of Sol-Gel, such consent not to be unreasonably withheld or delayed.

Section 8.06 Patent Listings. Throughout the Term, Sol-Gel shall use Commercially Reasonable Efforts to assist SLP to timely list any Licensed Patent Rights with the Regulatory Authority on the patent register in the Territory. SLP shall bear all expenses related to such activities. Sol-Gel shall immediately notify SLP when any of the Licensed Patent Rights receive a notice of allowance from the Canadian Patent office as well as when such patent application issues, in order for SLP to timely list said patent on the patent register.

ARTICLE IX.

ADVERSE DRUG EVENTS AND REPORTS

Section 9.01 Complaints. Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to the Licensed Product. Each Party shall notify the appropriate contact pursuant to the Safety Data Exchange Agreement of any material complaint received by it in sufficient detail, and shall provide such contact with copies of any safety reports or other submissions to any Regulatory Authority in connection with the reporting of adverse events, in each case in accordance with the timeframes and procedures for reporting established by the Parties within the Safety Data Exchange Agreement, and in any event in sufficient time to allow each Sol-Gel Entity and their respective sublicensees (with regards to Sol-Gel Entity’s sublicensees, solely to the extent such sublicensees are subject to similar obligations under this Section 9.01 (Complaints)) and each SLP Entity to comply with any and all regulatory requirements imposed upon it. The Party that holds the applicable Regulatory Filing(s) in a particular country or jurisdiction shall investigate and respond to all such complaints in such country or jurisdiction with respect to the Licensed Product as soon as reasonably practicable. All such responses shall be made in accordance with the procedures established pursuant to applicable Law and all applicable guidelines. The Party responsible for responding to such complaint shall promptly provide the other Party with a copy of any such response.

Section 9.02 Adverse Drug Events. At least [***]days prior to the anticipated approval date of the Licensed Product in the Territory by the Regulatory Authority, the Parties shall enter into a separate pharmacovigilance agreement that delineates the safety and pharmacovigilance procedures for the Parties with respect to the Licensed Product, such as safety data sharing and exchange, and adverse events reporting (the “Safety Data Exchange Agreement”). Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other important safety information, and Licensed Product quality and Licensed Product complaints involving adverse events, sufficient to permit each Party, its Affiliates, or sublicensees to comply with its legal obligations. The Parties shall promptly update the Safety Data Exchange Agreement if required by changes in applicable Law. Each Party shall comply with its respective obligations under the Safety Data Exchange Agreement and shall cause its Affiliates and sublicensees to comply with such obligations. For clarity, Sol-Gel shall be responsible for the global safety database for the Licensed Product.

ARTICLE X.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 10.01 Mutual Representations and Warranties.          Each of SLP and Sol-Gel hereby represents and warrants to the other Party as of the Effective Date that:

(a)          it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(b)          (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)          it is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement;

(d)          to its knowledge, no consent, approval or agreement of any person or Governmental Authority is required to be obtained in connection with the execution and delivery of this Agreement; and

(e)          it has not been debarred by the FDA, is not the subject of a conviction described in Section 306 of the FD&C Act, and is not subject to any similar sanction of any other Governmental Authority outside of the U.S., and neither it nor any of its Affiliates has used, in any capacity, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction inside or outside of the U.S.

Section 10.02 Mutual Covenants. Each of SLP and Sol-Gel hereby covenants to the other Party that:

(a)          it will not engage, in any capacity in connection with this Agreement or any ancillary agreement, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any similar sanction inside or outside of the U.S., and such Party shall inform the other Party in writing promptly if such Party or any person or entity engaged by such Party who is performing services under this Agreement, or any ancillary agreement, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or any similar sanction inside or outside of the U.S., or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to any such debarment or conviction of a Party, any of its Affiliates or any such person or entity performing services hereunder or thereunder;

(b)          during the Term, it will not make any commitment to any Third Party in conflict with the rights granted by it hereunder; and

(c)          it will comply with all applicable Laws in performing its activities hereunder and shall ensure such compliance by its Affiliates.

Section 10.03 Additional Sol-Gel Warranties. Sol-Gel hereby represents and warrants to SLP as of the Effective Date that:

(a)          Sol-Gel solely owns or Controls the entire right, title, and interest in and to the Licensed Technology, and that such Licensed Technology is free and clear of all liens and encumbrances;

(b)          Sol-Gel and its Affiliates have not, prior to the Effective Date, entered into any written agreement with a Third Party under which Sol-Gel and its Affiliates has granted any rights in or to its ownership interest in the Licensed Technology, which, to its knowledge, are inconsistent with the rights granted to SLP under this Agreement;

(c)          to Sol-Gel’s knowledge, Exhibit A contains a list of all Patent Rights and Trademark(s) that are Controlled by Sol-Gel as of the Effective Date and Cover Commercialization of the Licensed Product as they exist on the Effective Date in the Field in the Territory;

(d)          all of the issued Patent Rights and Trademark(s) listed in Exhibit A are in full force and effect, and, to the best of Sol-Gel’s knowledge, are not invalid or unenforceable, in whole or in part;

(e)          Sol-Gel is unaware of any pending claim, action, or proceeding in the Territory challenging the validity or enforceability of any of the Licensed Patent Rights or Trademark(s) listed in Exhibit A or alleging that the Commercialization of the Licensed Product or its ingredients infringes or misappropriates any patent rights or other intellectual property rights of any Third Party;

(f)          Neither Sol-Gel nor any of its Affiliates has received any written notification from a Third Party that the Development, Manufacture, use, or Commercialization of Licensed Products in the Territory would infringe or misappropriate any Patent Rights or Know-How owned or Controlled by such Third Party;

(g)          to Sol-Gel’s knowledge, none of the Manufacture, use, Development or Commercialization of the Licensed Products in the Field in the Territory infringes any valid enforceable claim of any existing Patent not Controlled by Sol-Gel;

(h)          to Sol-Gel’s knowledge, there are no ongoing activities by a Third Party that would constitute infringement or misappropriation of the Licensed Technology within the Territory.

(i)          to Sol-Gel’s knowledge, Sol-Gel has not received written notice of any investigations, inquiries, actions or other proceedings pending before or threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to the Licensed Product in the Territory arising from any action or default by Sol-Gel or any of its Affiliates or a Third Party acting on behalf Sol-Gel in the discovery or Development of the Licensed Product;

(j)          to Sol-Gel’s knowledge, there is no existing scientific fact or circumstance that would materially adversely affect the efficacy, safety or market performance of the Licensed Product which Sol-Gel has not communicated to SLP;

(k)          Sol-Gel has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Licensed Know-How; and

(l)          To Sol-Gel’s knowledge, there are no Key Regulatory Submissions required for the Territory that they will not be able to provide to SLP.

Section 10.04 Anti-Corruption.

(a)          Anti-Corruption Provisions. Each Party represents and warrants to the other Party that such Party has not, directly or indirectly, offered, promised, paid, authorized or given, and each Party agrees that such Party will not, in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose, pertaining to this Agreement, of: (i) influencing any act or decision of such Government Official or Other Covered Party; (ii) inducing such Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official or Other Covered Party to influence the act or decision of a Governmental Authority, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.

For purposes of this Agreement: (A) “Government Official” means any official, officer, employee or representative of: (1) any Governmental Authority; (2) any public international organization or any department or agency thereof; or (3) any company or other entity owned or controlled by any Governmental Authority; and (B) “Other Covered Party” means any political party or party official, or any candidate for political office.

(b)	Anti-Corruption Compliance.

(i)          In performing under this Agreement, each Party, on behalf of itself, its respective Affiliates and (in the case of Sol-Gel) other Sol-Gel Entities and (in the case of SLP) other SLP Entities, agrees to comply with all applicable anti-corruption Laws of the Territory.

(ii)          Each Party represents and warrants to the other Party that such Party is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(iii)          No Party, nor any Affiliate of any Party (and (in the case of Sol-Gel) no other Sol-Gel Entity and (in the case of SLP) no other SLP Entity), shall give, offer, promise or pay any political contribution or charitable donation at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity.

(iv)          SLP Entities shall in all cases, refrain from engaging in any activities or conduct which would cause any Sol-Gel Entity to be in violation of any applicable anti-bribery Laws. To the extent allowed by Law, if any SLP Entity proposes to provide any information, data or documentation to any governmental or regulatory authority in respect of the Licensed Product that relates to or may result in a violation of any applicable anti-bribery Law, it shall first obtain  the prior written approval of Sol-Gel, which will not be unreasonably withheld, or shall provide such information, data or documentation in accordance with Sol-Gel’s written instructions.

(v)          SLP agrees that should it learn or have reason to know of: (i) any payment, offer, or agreement to make a payment to a foreign official or political party for the purpose of obtaining or retaining business or securing any improper advantage for Sol-Gel under this Agreement or otherwise, or (ii) any other development during the Term that in any way makes inaccurate or incomplete the representations, warranties and certifications of SLP hereunder given or made as of the date hereof or at any time during the Term, relating to anti-bribery Law, SLP will immediately advise Sol-Gel in writing of such knowledge or suspicion and the entire basis known to SLP therefor.

(vi)          In the event that a Party violates any anti-corruption Law of the Territory or any other applicable anti-corruption Law, or breaches any provision in this Section 10.04 (Anti- Corruption), the other Party shall have the right to terminate this Agreement pursuant to Section 13.02 (Termination for Breach).

Section 10.05 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY SOL-GEL TO SLP HEREIN ARE PROVIDED “AS IS” AND WITHOUT WARRANTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Section 10.06 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER. THE FOREGOING SHALL NOT LIMIT (a) [***]OR (b) [***], OR (c) [***].

ARTICLE XI.

CONFIDENTIALITY

Section 11.01 Generally. During the Term and for a period of [***] years thereafter, each Party (a) shall maintain in confidence all Confidential Information of the other Party or any of such Party’s Affiliates; (b) shall not use such Confidential Information for any purpose except to fulfill its obligations or exercise its rights (for the avoidance of doubt, including, with respect to Sol-Gel, the right to Commercialize the Licensed Product outside of the Field or Territory (and inside of the Field and Territory after any termination or expiration of this Agreement) and to Develop and Manufacture the Licensed Product in accordance with this Agreement) under this Agreement; and (c) shall not disclose such Confidential Information to anyone other than those of its Affiliates, directors, investors, [***]employees, consultants, financial or legal advisors, or other agents or contractors (collectively, “Representatives”) who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Article XI (Confidentiality) and to whom such disclosure, under this Agreement, is necessary in connection with the fulfillment of such Party’s obligations or exercise of such Party’s rights under this Agreement or in connection with bona fide financing or acquisition activities. Each Party shall (i) ensure that such Party’s Representatives who receive any of the other Party’s (or any of such Party’s Affiliates’) Confidential Information comply with the obligations set forth in this Article XI (Confidentiality) and (ii) be responsible for any breach of these obligations by any of its Representatives who receive any of the other Party’s (or any of such Party’s Affiliates’) Confidential Information. Each Party shall notify the other Party promptly on discovery of any unauthorized use or disclosure of the other’s (or any of its Affiliates’) Confidential Information.

Section 11.02 Exceptions. The obligations of confidentiality, non-disclosure, and non- use set forth in Section 11.01 (Generally) shall not apply to, and “Confidential Information” shall exclude, any information to the extent the receiving Party (the “Recipient”) can demonstrate that such information: (a) was in the public domain or publicly available at the time of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement, or thereafter entered the public domain or became publicly available, in each case other than as a result of any action of the Recipient, or any of its Representatives, in breach of this Agreement; (b) was rightfully known by the Recipient or any of its Affiliates (as shown by competent proof) prior to the date of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement; (c) was received by the Recipient or any of its Affiliates on an unrestricted basis from a Third Party rightfully in possession of such information and not under a duty of confidentiality to the disclosing Party or any of its Affiliates; or (d) was independently developed by or for the Recipient or any of its Affiliates without reference to or reliance on the Confidential Information of the other Party or any of its Affiliates (as demonstrated by competent proof).

Section 11.03 Permitted Disclosures. Notwithstanding any other provision of this Agreement, Recipient’s (or its Affiliates’) disclosure of the other Party’s (or any of such Party’s Affiliates’) Confidential Information shall not be prohibited if such disclosure: (a) is in response to a valid order of a court or other Governmental Authority, including the rules and regulations promulgated by the U.S. Securities Exchange Commission and the Ontario Securities Commission (or similar foreign authority) or any other Governmental Authority; (b) is otherwise required by applicable Law or rules of a nationally or internationally recognized securities exchange, including but not limited to the Toronto Stock Exchange or Nasdaq; (c) is: (i) [***]; (d) is to patent offices in order to seek or obtain Patent Rights or to Regulatory Authorities in order to seek or obtain approval to conduct clinical trials or to gain Regulatory Approval with respect to the Licensed Product as contemplated by this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to seek or obtain such Patent Rights or Regulatory Approvals, and the Recipient (or its applicable Affiliate(s)) shall use Commercially Reasonable Efforts to obtain confidential treatment of such information; or (e) is in response to a direction to SLP by a Regulatory Authority in the Territory to disclose such Confidential Information pursuant to the Access to Information regime or a Freedom of Information regime and/or the Public Release of Clinical Information regime; provided that such disclosure may be made only if SLP has used Commercially Reasonable Efforts to keep such information confidential. If a Recipient is required to disclose Confidential Information pursuant to Section 11.03(a), Section 11.03(b) or Section 11.03(e), prior to any disclosure the Recipient shall, to the extent legally permitted and practicable, provide the disclosing Party with prior written notice of such disclosure in order to permit the disclosing Party to seek a protective order or other confidential treatment of such disclosing Party’s Confidential Information.

Section 11.04 Publicity. The Parties will issue a joint press release in connection with this Agreement. The Parties recognize that each Party may from time-to-time desire to issue press releases and make other public statements or public disclosures in respect of this Agreement, including the Development or Commercialization of Licensed Product in the Territory (each, a “Public Statement”). If SLP desires to make a Public Statement, it shall provide Sol-Gel a copy of such Public Statement at least [***]prior to the date it desires to make such public disclosure. SLP shall not issue a Public Statement without Sol-Gel’s prior written approval, which advance approval shall not be unreasonably withheld, conditioned or delayed. Sol-Gel shall provide to SLP a preliminary draft of any Public Statement that it intends to make on a global basis with respect to Development of Licensed Product at least [***]in advance of such public disclosure and shall provide a final draft of such Public Statement at least [***]in advance of such public disclosure; provided that, if such Public Statement includes data owned by SLP with respect to a clinical study or pre-clinical research conducted by SLP in the Territory, Sol-Gel shall obtain SLP’s prior written approval to include such data, which approval shall not be unreasonably withheld, conditioned or delayed. Once any public statement or public disclosure has been approved in accordance with this Section 11.04 (Publicity), then the applicable Party may appropriately communicate information contained in such permitted statement or disclosure. Neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.04. Notwithstanding anything to the contrary in this Section 11.04 (Publicity), nothing in this Section 11.04 (Publicity) shall be deemed to limit either Party’s rights under Section 11.04 (Permitted Disclosures) or either Party’s ability to issue press releases or make other public statements or public disclosures required by applicable Law or rules of a nationally or internationally recognized securities exchange, including but not limited to the Toronto Stock Exchange or Nasdaq.

Section 11.05 Publications. Sol-Gel acknowledges SLP’s interest in publishing certain key results of SLP’s Development and Commercialization of Licensed Product in the Field in the Territory. SLP recognizes the mutual interest in obtaining valid patent protection and Sol-Gel’s interest in protecting its proprietary information. Consequently, except for disclosures permitted pursuant to Section 11.02 (Exceptions), Section 11.03 (Permitted Disclosures) or Section 11.04 (Publicity), if SLP wishes to make a publication or public presentation with respect to its Development or Commercialization of Licensed Product in the Field in the Territory, or with respect to key marketing material (collectively a "Publication"), SLP shall deliver to Sol-Gel a copy of the proposed written Publication at least [***]days prior to submission for Publication. Sol-Gel shall have the right (a) to require modifications to the Publication for patent or any other business reasons, and SLP will remove all of Sol-Gel’s Confidential Information if requested by Sol-Gel, and (b) to require a reasonable delay in Publication in order to protect patentable information. If Sol-Gel requests a delay, then SLP shall delay submission of the Publication for a period of [***](or such shorter period as may be mutually agreed by the Parties) to enable Sol-Gel to file patent applications protecting Sol-Gel’s rights in such information. Neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.05.

Section 11.06 Injunctive Relief. Each Party acknowledges and agrees that there may be no adequate remedy at law for any breach of its obligations under this Article XI (Confidentiality), that any such breach may result in irreparable harm to the other Party and, therefore, that upon any such breach or any threat thereof, such other Party may seek appropriate equitable relief in addition to whatever remedies it might have at law, without the necessity of showing actual damages.

ARTICLE XII.

INDEMNIFICATION

Section 12.01 Indemnification by Sol-Gel. Sol-Gel shall indemnify, hold harmless and defend any SLP Entity, and their respective directors, officers, and employees (the “SLP Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, costs, damages, deficiencies, obligations or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) any breach of this Agreement by Sol-Gel, (b) the Development, Manufacture or Commercialization of the Licensed Product by or on behalf of any Sol-Gel Entity or their sublicensees or (c) the negligence or willful misconduct of any Sol-Gel Indemnitee. Notwithstanding the foregoing, Sol-Gel shall not have any obligation to indemnify the SLP Indemnitees to the extent that the applicable Losses arise out of any activities set forth in Section 12.02 for which SLP is obligated to indemnify Sol-Gel.

Section 12.02 Indemnification by SLP. SLP shall indemnify, hold harmless and defend any Sol-Gel Entity, and their respective directors, officers, and employees (the “Sol-Gel Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) any breach of this Agreement by SLP, (b) the Manufacture or Commercialization of the Licensed Product by or on behalf of any SLP Entity or (c) the negligence or willful misconduct of any SLP Indemnitee. Notwithstanding the foregoing, SLP shall not have any obligation to indemnify the Sol-Gel Indemnitees to the extent that the applicable Losses arise out of any activities set forth in Section 12.01 for which Sol-Gel is obligated to indemnify SLP.

Section 12.03 Procedure. In the event of a claim by a Third Party against a SLP Indemnitee or Sol-Gel Indemnitee entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the Party obligated to provide such indemnification (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party. The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto and does not impose any obligations on the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. No Indemnified Party may settle any claim for which it is being indemnified under this Agreement without the Indemnifying Party’s prior written consent.

Section 12.04 Insurance. Each Party, at its own expense, shall maintain commercial general liability insurance and product liability and other appropriate insurance, in amounts consistent with sound business practice and reasonable in light of its obligations under this Agreement. Each Party shall maintain such insurance for the period commencing promptly after the Effective Date until [***]after the Term. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

ARTICLE XIII.

TERM AND TERMINATION

Section 13.01 Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Article XIII (Term and Termination), will continue for an initial term of fifteen (15) Years as of the First Commercial Sale of Licensed Product in the Territory (the “Initial Term”). Following the Initial Term, the Agreement shall be automatically renewed (unless earlier terminated in accordance with the terms of this Article XIII (Term and Termination)), for additional consecutive terms of five (5) Years each (each such additional term the “Additional Term” collectively with the Initial Term the “Term”).

Section 13.02 Termination for Breach. Subject to the terms and conditions of this Section 13.02 (Termination for Breach), a Party (the “Non-Breaching Party”) shall have the right, in addition to any other rights and remedies available to such Party at Law or in equity, to terminate this Agreement in the event the other Party (the “Breaching Party”) is in material breach of its obligations under this Agreement. The Non-Breaching Party shall first provide written notice to the Breaching Party, which notice shall identify with particularity the alleged breach (the “Breach Notice”). With respect to material breaches of any payment provision hereunder, the Breaching Party shall have a period of [***]days after such Breach Notice is provided to cure such breach. With respect to all other breaches, the Breaching Party shall have a period of [***]days after such Breach Notice is provided to cure such breach. If such breach is not cured within the applicable period set forth above, the Non-Breaching Party may, at its election, terminate this Agreement upon written notice to the Breaching Party. The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

Section 13.03 Termination due to Decision not to File an Application. Upon Sol-Gel’s receipt of written notice from SLP, during the first [***]months as of the Effective Date, indicating a decision not to move forward with filing an application for Regulatory Approval in the Territory, this Agreement shall immediately terminate.

Section 13.04 Termination for Bankruptcy and Rights in Bankruptcy.
(a)          To the extent permitted under applicable Law, if, at any time during the Term, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available to such Party, the option to terminate this Agreement upon [***] days written notice to the Bankrupt Party. It is agreed and understood that, if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein. The term “Event of Bankruptcy” means: (i) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or taking the benefit of any statue in force for bankrupt or insolvent debtors, including for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets, (ii) making an assignment for the benefit of creditors, (iii) appointing or suffering appointment of a receiver or trustee over substantially all of a Party’s property that is not discharged within [***]  days after such appointment, or (iv) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, where such petition is not dismissed within [***]days after the filing thereof.

(b)          All rights and licenses granted under or pursuant to this Agreement by SLP and Sol-Gel are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as sublicensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

Section 13.05 Termination for Patent Challenge. Except to the extent the following is unenforceable under the applicable Laws, this Agreement shall terminate automatically in its entirety immediately if any SLP Entity, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any of the Licensed Patent Rights.

Section 13.06 Termination for not Meeting the Minimum Orders. In the event that for any particular Year during the Term, SLP has [***], Sol-Gel shall have the right to terminate the Agreement by providing SLP with a [***]days’ prior written notice. In the event that during the [***] Years of the Term, SLP has not ordered the Minimum Orders, but [***], SLP shall have the right to terminate the Agreement by providing Sol-Gel with a [***] days’ prior written notice, and, in the event that after [***] of the Term, SLP has not ordered [***], then SLP shall have the right to terminate the Agreement by providing Sol-Gel with [***]days’ prior written notice.

Section 13.07 Termination for [***]. In the event the Parties have not agreed on [***] SLP shall have the right at its sole discretion to terminate this Agreement, by providing Sol-Gel with a [***]days’ notice.

Section 13.08 Effect of Termination.

(a)          In the event of expiration of this Agreement or termination of this Agreement pursuant to Sections 13.02 (solely for a material breach by SLP), 13.03, 13.04, 13.05 or 13.06:

(i)	all license grants in this agreement from Sol-Gel to SLP shall terminate;

(ii)          SLP shall in advance of and effective as of the effective date of expiration or termination, assign and transfer to Sol-Gel all SLP Product Data, Regulatory Approvals, Regulatory Documents, Licensed Trademarks, including preparing and providing to Sol-Gel or filing directly with Health Canada all necessary authorizations, free of additional charge. Sol-Gel may request that SLP shall assign and transfer to Sol-Gel the SLP Trademark and the Abandoned Patent Rights, and in the event that the Agreement expires or is terminated for any reason [***];

(iii)          Sol-Gel shall, at its option, purchase from SLP all of [***]after the effective date of termination or expiration of this Agreement;

(iv)          effective upon the effective date of expiration or termination, SLP shall grant, and hereby grants to Sol-Gel a perpetual, irrevocable, non-exclusive, worldwide, sublicensable, royalty-free and fully paid-up license for (a) all Know-How incorporated by SLP into the Licensed Product or otherwise necessary or reasonably useful for the Development, Manufacture, and/or Commercialization of the Licensed Product as it exists as of the effective date of expiration or termination and (b) all Patent Rights necessary or reasonably useful for the Development, Manufacture, and Commercialization of the Licensed Product, in each case (a) and (b), Controlled by SLP or its Affiliates as of the effective date of such termination, to make, have made, use, sell, offer for sale, import, export, Develop, Manufacture, Commercialize or otherwise exploit the Licensed Product inside and outside of the Territory in the Field (it being understood that such Know How and Patents Rights, shall not include Sol-Gel Inventions which remain the sole and exclusive property of Sol-Gel);

(v)          At Sol-Gel’s request, any existing agreements between SLP or its Affiliates and any Third Party that are solely related to the Commercialization of the Licensed Product, and all of SLP’s and its Affiliates’ right, title and interest therein and thereto, shall at Sol-Gel’s option be terminated or assigned and transferred to Sol-Gel or its designee, to the extent permissible pursuant to the terms thereof (and for any such agreement that by its terms cannot be so assigned, SLP shall reasonably cooperate with Sol-Gel to provide to Sol-Gel the benefits of such agreement);

(vi)          Upon Sol-Gel’s written request, SLP shall, [***], assign all contract manufacturing, research service, or other vendor agreements related to the Licensed Product to Sol-Gel, or, [***];

(vii)          SLP shall remain responsible for all its non-cancellable Third Party obligations incurred with respect to the Licensed Product; and

(viii)         SLP shall, and shall cause its employees, contractors, and agents to, cooperate with Sol-Gel and take all other actions as reasonably required by Sol-Gel to assist in enabling Sol-Gel to promptly assume Commercialization of the Licensed Product in the Field in the Territory.

(b)	In the event of termination of this Agreement by SLP pursuant to Section 13.02 (solely for a material breach by Sol-Gel):

(i)           All rights and licenses granted by Sol-Gel to SLP hereunder shall become irrevocable and perpetual rights and licenses;

(ii)          All milestone and royalty payments pursuant to Article VII that have not accrued prior to the date of termination shall cease; and

(iii)          All other obligations of SLP relating to activities contemplated by this Agreement shall terminate.

Section 13.09 Survival; Accrued Rights. The following articles and sections of this Agreement shall survive expiration or early termination for any reason: Article I (Definitions), Article VII (Payments) (solely to the extent any payments became payable prior to the effective date of such expiration or termination), Article IX (Adverse Drug Events and Reporting), Section 4.03 (Licensed Product Pricing), Section 4.03 (Generic Products), Section 8.01 (Ownership of Intellectual Property), Section 8.02 (Prosecution of Patent Rights), 8.03 (Enforcement), 8.04 (Defense of Third Party Claims), Section 10.06 (Limitation of Liability), Article XI (Confidentiality), Section 12.01 (Indemnification by Sol-Gel), Section 12.02 (Indemnification by SLP), Section 12.03 (Procedure), Section 13.08 (Effect of Termination),

Section 13.09 (Survival; Accrued Rights), Article XIV (Dispute Resolution; Governing Law), Section 15.01 (Assignment) (solely with respect to the last sentence in clause (a) and the entirety of clause (b)) and Article XVI (Miscellaneous). In any event, expiration or termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE XIV.

DISPUTE RESOLUTION; GOVERNING LAW

Section 14.01 Arbitration. Subject to Section 14.01(d), any disputes, claims or controversies in connection with this Agreement, including any questions regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination, that are not resolved in accordance with Article III (Governance) and are not subject to a Party’s final decision-making authority in accordance with Article III (Governance) shall be referred to and finally resolved by binding arbitration administered by the American Arbitration Association, in accordance with the then current Commercial Rules of the American Arbitration Association (the “Rules”), which rules are deemed to be incorporated by reference into this Section 14.01 (Arbitration), in the manner described below; provided that, prior to commencing of arbitration or other legal proceedings with respect to any disputes, claims or controversies in connection with this Agreement, the CEOs of both Parties shall discuss in good faith such disputes, claims or controversies for at least [***] days.

(a)          Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

(b)          Additional Issues. Within [***]days after the receipt of an Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c)          General Arbitration Procedure for Disputes. The seat of arbitration will be in New York, New York and it will be conducted in the English language. The arbitration will be conducted by a single arbitrator, who will be appointed according to the Rules or by mutual agreement of the Parties; notwithstanding anything in the foregoing, the Arbitrator must be an attorney admitted to practice Law in the state of New York. The arbitral award shall be final, definitive and binding on the Parties and their successors. The Parties reserve the right to apply to a competent judicial court to obtain urgent remedies to protect rights before establishment of the arbitration panel, without such recourse being considered as a waiver of arbitration. Except as otherwise determined by the arbitrator, the Parties shall each bear half of the fees and expenses of the arbitrators and the arbitration, and each Party shall bear the costs and fees of its own attorneys. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information, Know-How, intellectual property rights or any other proprietary right or otherwise to avoid irreparable harm. If the issues in dispute involve scientific or technical matters, any arbitrators chosen hereunder shall have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology and pharmaceuticals. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties intend that each award rendered by an arbitrator hereunder shall be entitled to recognition and enforcement under the United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York, 1958).

(d)          Intellectual Property Disputes. Notwithstanding Section 14.01(d), unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent Right shall not be subject to arbitration and shall be submitted to a court or patent office of competent jurisdiction in the relevant country or jurisdiction in which such patent was issued or, if not issued, in which the underlying patent application was filed.

Section 14.02 Choice of Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the State of New York, exclusive of its conflicts of laws principles. This Agreement shall not be governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

Section 14.03 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and, in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

ARTICLE XV.

ASSIGNMENT AND ACQUISITIONS
Section 15.01 Assignment.

(a)          Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party in the field to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.

(b)          The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 15.01 (Assignment) will be null and void ab initio.

ARTICLE XVI.

MISCELLANEOUS

Section 16.01 Force Majeure. If either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure, which may include any act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, pandemic, act of terrorism, government action, strike or labor differences, in each case outside of such Party’s reasonable control, such Party shall not be liable to the other therefor, and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure which occasioned the delay, interruption or prevention. The Party invoking the force majeure rights of this Section 16.01 (Force Majeure) must notify the other Party by courier or overnight dispatch (e.g., Federal Express) within a period of [***]days of both the first and last day of the force majeure unless the force majeure renders such notification impossible, in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds [***]months, the other Party may terminate this Agreement immediately upon written notice to the Party invoking the force majeure rights of this Section 16.01 (Force Majeure).

Section 16.02 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between Sol-Gel or any of its Affiliates, on the one hand, and SLP or any of its Affiliates, on the other hand, with respect to the subject matter hereof, supersedes all prior understandings and writings between Sol-Gel or any of its Affiliates, on the one hand, and SLP or any of its Affiliates, on the other hand relating to such subject matter, and shall not be modified, amended or (subject to Article XIII (Term and Termination)) terminated, except by another agreement in writing executed by the Parties.

Section 16.03 Severability. If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use their reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 16.04 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be mailed by internationally recognized express delivery service, or sent by facsimile or email and confirmed by mailing, as follows (or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith):

If to Sol-Gel:

Sol-Gel Technologies Ltd. 7 Golda Meir St.
Ness Ziona Israel, 7403650

Attn: Gilad Mamlok, Chief Financial Officer
Email: Gilad.Mamlok@Sol-Gel.com

With a copy to: Adv. Tami Fishman, VP & General Counsel
Email: Tami.Fishman@Sol-Gel.com

If to SLP:

Searchlight Pharma Inc.
1600 Notre-Dame Street West, Suite 312 Montreal, QC
Canada

H3J 1M1

Attention: Mark Nawacki, President & CEO
Email: [***]

With a copy to:

Attention: Legal Department
Email: [***]

Any such notice shall be deemed to have been given (a) when delivered if personally delivered, (b) on receipt if sent by overnight courier or (c) on receipt if sent by mail.

Section 16.05 Agency. Neither Party is, nor will be deemed to be a partner, employee, agent or representative of the other Party for any purpose. Each Party is an independent contractor of the other Party. Neither Party shall have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

Section 16.06 No Waiver. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other Party, shall not constitute a waiver of such Party’s rights to the enforcement of any of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

Section 16.07 Cumulative Remedies. Except as may be expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law or in equity.

Section 16.08 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than (a) to the extent provided in Section 12.01 (Indemnification by Sol-Gel), the SLP Indemnitees and (b) to the extent provided in Section 12.02 (Indemnification by SLP), the Sol-Gel Indemnitees.

Section 16.09 Performance by Affiliates. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided that such Party so notifies the other Party in writing and provided, further, that such Party shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.

Section 16.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.

SOL-GEL TECHNOLOGIES, LTD. By: /s/ Gilad Mamlok Name: Gilad Mamlok Title: CFO SEARCHLIGHT PHARMA INC. By:/s/ Mark Nawacki Name: Mark Nawacki Title: President & CEO

Exhibit A

Licensed Patents & Trademark

[***]

43

Exhibit B

Commercialization Plan

SLP to provide at least [***]months prior to commercial launch in the Territory

Exhibit C

 Target Price

SLP’s target net-selling price for Licensed Product is [***] [***]

Exhibit D

 Minimum Orders

[***]

Exhibit E

[***]Rates [***]

[***]